World Headquarters 15350 Vickery Drive Houston, TX 77032 Mike Slaughter Chief Accounting Officer 281-618-3428
NEWS RELEASE

FOR IMMEDIATE RELEASE

Monday, May 21, 2007

EGL Announces Increase In Offer From CEVA To $47.50 And Determines That It Is A Superior Proposal

HOUSTON, May 21, 2007 -- EGL, Inc. (Nasdaq: EAGL) ("EGL" or the "Company"), announced today that the Special Committee of its Board of Directors has received a revised definitive proposal from CEVA Group Plc, a UK public company that is owned by affiliates of Apollo Management, L.P. (the "CEVA group"), increasing the consideration to holders of EGL common stock to $47.50 per share in cash.  The definitive proposal includes financing commitments.

The CEVA group also proposes to decrease the termination fee payable by EGL to the CEVA group under certain circumstances from $30 million to $20 million.  In addition, the termination fee payable by the CEVA group to EGL would be increased to $40 million in the event that CEVA's financing is not obtained and to $60 million in the event of any willful breach by CEVA of the proposed merger agreement between CEVA and EGL.

The Special Committee has determined that the revised definitive proposal received from the CEVA group is a superior proposal as defined in the merger agreement entered into between EGL and entities affiliated with James R. Crane, EGL's largest shareholder, Chief Executive Officer and Chairman of the Board, together with investment funds affiliated with Centerbridge Partners, L.P. and The Woodbridge Company Limited (the "Crane group").  The most recent proposal from the Crane group on May 17 increased the consideration to holders of EGL common stock to $46.25 per share in cash, and also increased the termination fee payable by EGL or by the Crane group under certain circumstances from $30 million to $40 million.

While at this time the current merger agreement with the Crane group remains in effect, the Special Committee has notified the Crane group of its determination and its availability to discuss and negotiate any revised proposal that the Crane group wishes to make during the period provided by the agreement, which period will end at the close of business on May 23, 2007.  At that time, the Special Committee would consider whether the terms of the CEVA group’s proposal remains a superior proposal, and, if so, the Board of Directors and the Special Committee would then consider whether to take such actions as would be necessary and proper to terminate the merger agreement with the Crane group and enter into an agreement with the CEVA group.

The current agreement with the Crane group may be terminated under certain circumstances, including if the Board or Special Committee has determined in good faith that it has received a superior proposal and otherwise complies with certain terms of the agreement, including the payment by EGL of a $30 million termination fee.

The Special Committee cautions that there can be no assurance that the CEVA group's proposal will lead to the termination of the merger agreement with the Crane group and the execution of a definitive agreement with the CEVA group, or that the proposed transaction with the CEVA group will be approved or consummated.

Important Additional Information Regarding the Merger with the Crane Group will be Filed with the SEC:

In connection with the proposed merger with the Crane group (the "Crane Merger"), the Company will file a proxy statement with the Securities and Exchange Commission (the "SEC").

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE CRANE MERGER AND THE PARTIES TO THE CRANE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at http://www.sec.gov. The Company's security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Investor Relations, EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032, telephone (281) 618-3100, or from the Company's website, http://www.eaglegl.com.

The Company and its directors, executive officers and other members of its management and employees (including, without limitation, Mr. Crane) may be deemed to be participants in the solicitation of proxies from the Company's shareholders with respect to the Crane Merger. Information about the Company's directors and executive officers and their ownership of the Company's common stock is set forth in the Company's Form 10-K/A filed on April 30, 2007. Shareholders and investors may obtain additional information regarding the interests of the Company and its directors and executive officers in the Crane Merger, which may be different than those of the Company's shareholders generally, by reading the proxy statement and other relevant documents regarding the Crane Merger, which will be filed with the SEC.

CAUTIONARY STATEMENTS

The statements included in this news release regarding any transaction with the CEVA group or the Crane group, including the timing thereof, the likelihood that either such transaction could be consummated, any future actions by the CEVA group or the Crane group and other statements that are not historical facts, are forward-looking statements. These statements involve risks and uncertainties including, but not limited to, market conditions, availability and terms of acquisition financing, approval of the CEVA group's or the Crane group's respective proposals by the special committee and board, ability of the CEVA group and the Company to agree to definitive documents, ability of the Crane group and the Company to agree to a definitive amendment to the Crane group merger agreement, the Company's ability to satisfy certain terms of the Crane group merger agreement (including certain determinations by the special committee and the board), satisfaction of closing conditions, actions by the CEVA group and Crane group and other factors detailed in risk factors and elsewhere in the Company's most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.